Exhibit 99.1

CONTACT:	Robert Atkinson, Too, Inc.
Phone 614-775-3739
Too Inc. Reports Highest Quarterly Sales and Earnings in Its History
     NEW ALBANY, Ohio; February 15, 2006 – Too, Inc. (NYSE: TOO), today announced its operating results for the fourth quarter ended January 28, 2006, which included:
     — Net sales growing 14% to a record $235.1 million;
     — Gross income as a percentage of net sales increasing 140 basis points;
     — Earnings per diluted share improving by 19% to a record $0.80.
Fourth Quarter Performance
Too, Inc. had record fourth quarter 2005 net income of $27.1 million, or $0.80 per diluted share, on record net sales of $235.1 million, compared to fourth quarter 2004 net income of $23.6 million, or $0.67 per diluted share, on net sales of $206.8 million.
The higher earnings for the 2005 quarter were primarily a result of increased sales and a higher gross income rate as a percentage of net sales.
“Our fourth quarter results put an exclamation point on what was a great fall season and year in 2005,” said Mike Rayden, Too, Inc. Chairman, President and Chief Executive Officer. “Both of our brands, Limited Too and Justice, are making important contributions to our current success and future growth.”
Limited Too delivered a comparable store sales increase of 5% for the 2005 quarter on top of the 5% increase reported for the 2004 period. Justice stores provided a 26% comparable stores sales increase for the 35 stores that were opened at least one year during the quarter. Accordingly, Justice earned its second straight quarterly operating profit, giving the two-year old division a small operating profit for the year, before corporate overhead allocation.
“Justice continues to meet or exceed our targets for store growth, sales increases and profit improvement,” said Mike Rayden.
Fiscal Year Performance
For the fiscal year ended January 28, 2006, Too, Inc. had net income of $54.5 million, or $1.60 per diluted share, on net sales of $757.9 million, compared to net income for fiscal 2004 of $41.6 million, or $1.19 per diluted share, on net sales of $675.8 million. The earnings improvement for fiscal 2005 was largely a result of increased sales and a higher gross income rate as a percentage of net sales, partially offset by higher marketing expense.

Store Growth
Justice opened 10 stores during the 2005 fourth quarter, ending the year at 92 stores, an increase of 57 stores for fiscal 2005. Justice is targeting 75 store openings in 2006.
Limited Too remodeled 2 existing stores during the quarter and closed 1 underperforming store, ending the fiscal year at 574 stores. Plans call for the remodeling of 33 stores during 2006, the opening of 9 Limited Too stores and the closing of 13 underperforming stores, 9 of which have already been closed in February.
2006 Capital Budget
Too’s capital budget for 2006 is $55 to $58 million, compared to total capital expenditures of approximately $51 million invested in 2005. Approximately $45 to $47 million will be invested in new stores and remodeling older Limited Too stores, with the balance going toward the information technology and supply chain initiatives.
Strong Financial Condition
Too said its balance sheet remains strong primarily because of the company’s positive cash flows from operations. The company has no debt and ended fiscal 2005 with $185.7 million in cash and short-term investments. Too expects that cash on hand and cash generated from operating activities will fund substantially all 2006 capital expenditures.
First Quarter 2006 Outlook
Too said it expects a first quarter 2006 comparable store sales increase of 3% and earnings per diluted share of $0.22 to $0.24, including approximately $0.02 for stock option expense. This range of earnings would be 29% to 41% higher than the comparable 2005 pro forma earnings per diluted share of $0.17, after deducting $0.04 of pro forma stock option expense. The company reported earnings per diluted share of $0.21 excluding any option expense for the first quarter 2005. A complete reconciliation of the pro forma earnings for the first fiscal quarter 2005 can be found in the company’s Form 10-Q dated April 30, 2005.
Commenting on the company’s positive outlook for first quarter, Mr. Rayden said, “Sales of our spring fashions for both brands are off to a good start in early February, giving us confidence in our outlook for the current quarter.”
Conference Call and Webcast
Too, Inc. will host a conference call with security analysts beginning at 9:00 a.m. ET today, Wednesday, February 15, 2006, to review the operating results for the fourth quarter and fiscal year ended January 28, 2006. Interested participants can call (800) 218-0204 a few minutes before the 9:00 start in order to be placed in queue. The conference call passcode is 11047479. This call and replay are also being webcast by CCBN and is being distributed over their investor distribution network. Individual investors can listen to the webcast at http://www.earnings.com. Institutional investors can access the webcast at http://www.streetevents.com. The webcast will also be available at Too’s corporate website, www.tooinc.com.
About Too, Inc.
Too, Inc. (NYSE: TOO) is a leading specialty retailer for young girls. At Limited Too, the company sells sportswear, related accessories and key lifestyle items for active, fashion-aware ‘tween (ages 7 to 14) girls. Limited Too currently operates 565 stores in 46 states and Puerto Rico, and has a select number of international franchised stores. Limited Too publishes a catalog coinciding with key ‘tween shopping times throughout the year and conducts e-commerce on its Web site, www.limitedtoo.com.
Justice is the company’s newer specialty retail concept for ‘tween girls, offering sportswear, key accessories and lifestyle items to value-conscious customers, predominantly in off-the-mall store sites. Justice currently operates 92 stores across the United States, the location of which can be found on their website, www.justicejustforgirls.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains various “forward-looking statements” specifically related to the company’s 2006 financial and operating results and store growth plans, within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “expect,” “hope,” “plan,” “risk,” “could,” “pro forma,” “potential,” “outlook,” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results for 2006 and beyond to differ materially from those expressed in the forward-looking statements. The following factors, among others, could affect our future financial performance and cause actual future results to differ materially from those expressed or implied in any forward-looking statements included in this press release: changes in consumer spending patterns, consumer preferences and overall economic conditions; decline in the demand for our merchandise; the impact of competition and pricing; the effectiveness of our brand awareness and marketing programs; a significant change in the regulatory environment applicable to our business; risks associated with our sourcing and logistics functions; changes in existing or potential trade restrictions, duties, tariffs or quotas; currency and exchange risks; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire and train associates; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of our vendors in Asia and elsewhere; acts of terrorism in the U.S. or worldwide; and other risks that may be described in other reports and filings we make with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included here will prove to be accurate. The inclusion of forward-looking statements should not be regarded a representation by us, or any other person, that our objectives will be achieved. The forward-looking statements made herein are based on information presently available to us, as the management of the company. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
Company Home Page: www.tooinc.com
*****

Too, Inc.
Consolidated Statements of Operations
For the Thirteen Weeks Ended January 28, 2006 and January 29, 2005
(unaudited, in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	January 28,	% of	January 29,	% of
	2006	Sales	2005	Sales
Net sales	$235,069	100.0%	$206,762	100.0%
Cost of goods sold, including buying and occupancy costs	139,566	59.4%	125,698	60.8%

Gross income	95,503	40.6%	81,064	39.2%
General, administrative and store operating expenses	53,517	22.7%	44,617	21.6%

Operating income	41,986	17.9%	36,447	17.6%
Interest income, net	616	0.2%	622	0.3%

Earnings before income taxes	42,602	18.1%	37,069	17.9%
Provision for income taxes	15,530	6.6%	13,518	6.5%

Net Income	$27,072	11.5%	$23,551	11.4%

Net income per share:

Basic	$0.81		$0.68
Diluted	$0.80		$0.67

Weighted average common shares:

Basic	33,257		34,667

Diluted	33,783		35,335

Too, Inc.
Consolidated Statements of Operations
For the Fifty-Two Weeks Ended January 28, 2006 and January 29, 2005
(unaudited, in thousands, except per share amounts)

	Fifty-Two Weeks Ended		Fifty-Two Weeks Ended
	January 28,	% of	January 29,	% of
	2006	Sales	2005	Sales
Net sales	$757,936	100.0%	$675,834	100.0%
Cost of goods sold, including buying and occupancy costs	466,639	61.6%	433,947	64.2%

Gross income	291,297	38.4%	241,887	35.8%
General, administrative and store operating expenses	208,338	27.5%	177,508	26.3%

Operating income	82,959	10.9%	64,379	9.5%
Interest income, net	2,025	0.3%	1,307	0.2%

Earnings before income taxes	84,984	11.2%	65,686	9.7%
Provision for income taxes	30,533	4.0%	24,097	3.5%

Net Income	$54,451	7.2%	$41,589	6.2%

Net income per share:

Basic	$1.62		$1.21
Diluted	$1.60		$1.19

Weighted average common shares:

Basic	33,603		34,512

Diluted	33,955		34,955

Limited Too Division
Operational Summary
For the Thirteen and Fifty-Two Weeks Ended January 28, 2006 and January 29, 2005
(unaudited)

	Thirteen Weeks Ended			Fifty-Two Weeks Ended
	January 28,	January 29,	%	January 28,	January 29,	%
	2006	2005	change	2006	2005	change
Net sales (millions) (1)	$211.5	$199.1	6%	$696.4	$652.3	7%

Comparable store sales (2)	5%	5%		5%	4%
Sales per average gross square foot (3)	$88	$84	5%	$291	$278	5%
Sales per average store (thousands) (4)	$363.7	$343.0	6%	$1,210.7	$1,147.4	6%

Average dollar sales value per transaction (“ADS”) (5)	$50.07	$43.66	15%	$51.21	$45.05	14%
Average number of units per transaction (“UPT”)	3.72	3.42	9%	3.92	3.73	5%
Number of transactions per average store	7,266	7,907	-8%	23,628	25,481	-7%

Average store size at period end (gross square feet)	4,144	4,125	—%	4,144	4,125	—%
Total gross square feet at period end (thousands)	2,379	2,343	2%	2,379	2,343	2%
Inventory per gross square foot at period end (6)	$24.5	$25.4	-4%	$24.5	$25.4	-4%
Inventory per store at period end (6)	$101,704	$104,792	-3%	$101,704	$104,792	-3%

Number of stores:
Beginning of period	575	567		568	553
Opened	—	8		13	25
Closed	(1)	(7)		(7)	(10)

End of period	574	568		574	568

Limited Too stores remodeled	2	9		25	20

(1)	Total net sales includes: store sales, net of associate discounts, direct sales, international revenue and partner advertising revenue.

(2)	A store is included in our comparable store sales calculation once it has completed 52 weeks of operation. Further, stores that have changed more than 20% in gross square feet are treated as new stores for purposes of this calculation.

(3)	Sales per average gross square foot is the result of dividing gross store sales for the fiscal period by average gross square feet, which reflects the impact of opening and closing stores throughout the period.

(4)	Sales per average store is the result of dividing gross store sales for the fiscal period by average store count, which reflects the impact of opening and closing stores throughout the period.

(5)	Average dollar sales value per transaction is the result of dividing gross store sales dollars for the period by the number of transactions

(6)	Inventory value for Limited Too includes Stores, Direct and all valuation adjustments.

Justice Division
Operational Summary
For the Thirteen and Fifty-Two Weeks Ended January 28, 2006 and January 29, 2005
(unaudited)

	Thirteen Weeks Ended			Fifty-Two Weeks Ended
	January 28,	January 29,	%	January 28,	January 29,	%
	2006	2005	change	2006	2005	change
Net sales (millions) (1)	$23.6	$7.6	210%	$61.5	$23.5	162%

Comparable store sales (2)	26%	n/a		18%	n/a
Sales per average gross square foot (3)	$61	$52	17%	$214	$189	13%
Sales per average store (4)	$262.4	$223.6	17%	$926.4	$809.6	14%

Average dollar sales value per transaction (“ADS”) (5)	$46.45	$38.09	22%	$47.93	$39.62	21%
Average number of units per transaction (“UPT”)	4.00	3.54	13%	4.15	3.75	11%
Number of transactions per average store	5,628	5,876	-4%	19,466	20,361	-4%

Average store size at period end (gross square feet)	4,331	4,346	—%	4,331	4,346	—%
Total gross square feet at period end (thousands)	398	152	162%	398	152	162%
Inventory per gross square foot at period end (6)	$19.2	$19.2	—%	$19.2	$19.2	—%
Inventory per store at period end (6)	$83,207	$83,400	—%	$83,207	$83,400	—%

Number of stores:
Beginning of period	82	33		35	5
Opened	10	2		57	30
Closed	—	—		—	—

End of period	92	35		92	35

(1)	Total net sales is defined as store sales, net of associate discounts.

(2)	A store is included in our comparable store sales calculation once it has completed 52 weeks of operation. Further, stores that have changed more than 20% in gross square feet are treated as new stores for purposes of this calculation.

(3)	Sales per average gross square foot is the result of dividing gross sales for the fiscal period by average gross square feet, which reflects the impact of opening and closing stores throughout the period.

(4)	Sales per average store is the result of dividing gross sales for the fiscal period by average store count, which reflects the impact of opening and closing stores throughout the period.

(5)	Average dollar sales value per transaction is the result of dividing gross store sales dollars for the period by the number of transactions.

(6)	Inventory value for Justice includes stores inventory and all valuation adjustments.